Lincoln Educational Services Corporation Reports

Third Quarter 2012 Results

West Orange, New Jersey, November 5, 2012 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported its third quarter results.

Highlights:

•	Revenue of $104.1 million for the third quarter of 2012, a decrease of 15.7% from $123.5 million for the third quarter of 2011.

•
Loss per share of $0.07 for the third quarter of 2012 as compared to loss per share of $0.18 for the third quarter of 2011.  Loss per share for the quarter includes charges of $2.4 million related to campus closings.  Excluding the charge, per share results were breakeven for the quarter.

•
Student starts decreased 16.7% for the third quarter of 2012 as compared to the third quarter of 2011.  Student starts in the third quarter were impacted by the ceasing of operations at seven of our campuses, the elimination of the ability to enroll Ability to Benefit (“ATB”) students and the early start of students who were scheduled to start in the third quarter but started in the second quarter of 2012.

Comment and Outlook

“Our third quarter starts were impacted by several factors that we previously disclosed, including the ceasing of operations at seven of our campuses, the elimination of ATB  students as well as the acceleration of certain third quarter student starts into the second quarter of 2012,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “In addition, our starts continue to be negatively impacted by the economy, which has resulted in students and their parents being hesitant to assume additional debt.

Our acquisition of Florida Medical Training Institute, which focuses on short-term programs, is now fully integrated and will reduce our dependency on federal student aid, as students enrolled in these programs do not receive Title IV funds. Our efforts to help students who do not have a high school diploma are also proceeding according to plan and we expect that as these students obtain their GED certificates, they will choose to enroll in our institutions.  Our early student engagement mentoring program is helping us identify those students who are not ready to enroll at our campuses, which will ultimately benefit retention and cohort default rates. We are pleased with our progress and will continue to manage to the regulatory standards that govern our institutions.”

Mr. McAlmont concluded, “We believe that the operational challenges we have faced over the last two years are behind us and we are beginning to see the benefits of our initiatives. We continue to experience improvement in student starts compared to the declines in 2011 and remain focused on our strategy of improving student outcomes, maintaining strong regulatory compliance and increasing the growth of new student enrollment. We continue to position Lincoln to become the nation’s leading provider of skilled training.”

Campus Closings

As we previously announced, on July 31, 2012, our Board of Directors approved a plan to cease operations at seven of our campuses.  The adjustments made to our business model to better align with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates greatly impacted the population at these campuses. In addition, the current economic environment and regulatory changes under the Consolidated Appropriations Act, 2012, which eliminated the ability to enroll ATB students made these campuses no longer viable.  Accordingly, we have decided to cease operations at these campuses and have stopped enrolling new students.  For 2012, these campuses were expected to contribute approximately $14.5 million in revenue and 570 students to the second half of 2012 student starts.  We anticipate incurring pre-tax charges during the second half of the year of approximately $6.9 million ($2.4 million incurred through September 30, 2012, of which $0.6 million was a reduction of revenue) to shut down these campuses. We hope to offset some of these cash charges by subleasing some of the properties impacted and transferring some students to other accredited institutions. Once all operations have ceased at these campuses the results of operations will be reflected as discontinued operations in our financial statements. We anticipate that the impact of this decision will be accretive to earnings in 2013 by approximately $0.21 per share.

2012 Guidance –

➢
For the fourth quarter of 2012, we expect revenue of $102 million to $104 million, representing a decrease of approximately 11% over the fourth quarter of 2012, and a loss per share, after giving effect to the shut down costs expected to be incurred in the fourth quarter of 2012, of up to $0.06 per share.  Guidance for the fourth quarter of 2012 is based on an expected decrease in student starts of approximately 8%.

➢
For the full year, we now expect revenue of $412 million to $418 million, representing a decrease of approximately 19% over 2011, and a loss per share of $1.14 to $1.24.  Guidance for the full year includes approximately $1.28 in charges related to the goodwill and long-lived assets impairment charges as well as the effect of shutting down seven campuses.  Starts for the year are expected to be down approximately 6% versus prior year.

➢
The Board of Directors has set the record and payment dates for the dividend for the fourth quarter of 2012. The cash dividend of $0.07 per share will be payable on December 31, 2012 to the shareholders of record on December 14, 2012.

Third Quarter 2012 Operating Performance

Revenue decreased 15.7% to $104.1 million for the quarter ended September 30, 2012 from $123.5 million for the quarter ended September 30, 2011.  This decrease was primarily due to a 19.7% decrease in average student population during the third quarter of 2012, partially offset by a 5.1% increase in average revenue per student.  The decrease in average student population was primarily due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.  In addition, the current economic environment and regulatory changes under the Consolidated

Appropriations Act, 2012, eliminated the ability to enroll ATB students. As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students who demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses, which resulted in lower financial aid funding availability and higher student cash contributions.  We believe these changes, coupled with the current economic conditions, are resulting in an increase in the number of potential students hesitant to take on debt and thus not enrolling in our schools.  This has resulted in a significant decline in student starts and average student population.  Average revenue per student increased primarily from tuition increases that averaged 3% during the quarter and from changes to some of our program offerings, which shortened the delivery time of these programs, thus slightly accelerating revenue.

Operating loss was $2.5 million for the quarter ended September 30, 2012, compared to an operating loss of $5.0 million for the quarter ended September 30, 2011.  This increase was primarily due to a goodwill and long-lived assets impairment of $10.4 million in 2011 and a $2.4 million of school closing charges and lower capacity utilization as a result of the decrease in average student population during the quarter.  Negative operating margin decreased from 4.1% for the quarter ended September 30, 2011 to a negative operating margin of 2.4% for the quarter ended September 30, 2012.

Educational services and facilities expense decreased by 10.2% to $51.6 million for the quarter ended September 30, 2012 from $57.4 million for the quarter ended September 30, 2011. This decrease in educational services and facilities expense was due to a $3.0 million, or 10.3%, decrease in instructional expenses, a $1.1 million, or 13.9%, decrease in books and tools expense, and a $1.8 million, or 8.6%, decrease in facilities expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  The decrease in books and tools expense was attributable to a decline in student starts of approximately 1,400 for the quarter ended September 30, 2012, compared to the quarter ended September 30, 2011.  Facilities expense primarily decreased due to lower electric utilities due to rate reductions in certain states and lower repairs and maintenance expenses and dormitory expenses.  In addition, facilities expense decreased due to lower depreciation expense related to an impairment charge of long-lived assets that was taken as of June 30, 2012 and lower capital expenditures during the current year.  As a percentage of revenue, educational services and facilities expense increased to 49.5% for the quarter ended September 30, 2012 from 46.5% for the quarter ended September 30, 2011.

Selling, general and administrative expense decreased by 12.3% to $53.3 million for the quarter ended September 30, 2012 from $60.7 million for the quarter ended September 30, 2011. The decrease was primarily due to a $2.5 million, or 8.2%, decrease in administrative expenses, a $4.0 million, or 16.9%, decrease in sales and marketing expenses and a $0.9 million, or 15.1%, decrease in student services expenses.  The decrease in administrative expenses was primarily due to a $3.1 million reduction in bad debt expense.   The decrease in sales and marketing expenses was primarily due to a reduction in marketing expenses and a decrease in the number of admissions representatives.  Student services expense decreased due to a reduction in the number of financial aid employees as we aligned our cost structure to our student population. As a percentage of revenue, selling, general and administrative expense increased to 51.1% for the quarter ended September 30, 2012 from 49.2% in the prior-year quarter.

For the quarter ended September 30, 2012, our bad debt expense as a percentage of revenue was 6.3% as compared to 7.8% for the quarter ended September 30, 2011.  The number of days revenue outstanding at September 30, 2012 increased to 22.1 days, compared to 19.4 days at September 30, 2011.  As of September 30, 2012, we had outstanding loan commitments to our students of $33.7 million, as compared to $29.1 million at June 30, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $25.4 million at September 30, 2012 as compared to $22.0 million at June 30, 2012.

At September 30, 2012, we tested our goodwill and long-lived assets for impairment and determined that no impairment existed.  At September 30, 2011, we tested our goodwill and long-lived assets for impairment and determined that an impairment of approximately $10.4 million existed for five reporting units.

During the quarter ended September 30, 2012, we recorded $2.4 million of school closings costs related to employee severance, student refunds and lease buyouts.  Student refunds of approximately $0.6 million were netted against revenue.

Net loss for the quarter ended September 30, 2012 was $1.5 million, compared to net loss of $3.9 million for the quarter ended September 30, 2011.  Diluted loss per share was $0.07 for the quarter ended September 30, 2012, compared to diluted loss per share of $0.18 for the quarter ended September 30, 2011.

Cash flow from operations was $8.1 million for the nine months ended September 30, 2012, compared to $27.2 million for the nine months ended September 30, 2011.  Net cash provided by operating activities decreased $19.1 million primarily due to a reduction in net income offset, by decreases in incomes taxes paid and other working capital items.

Balance Sheet

We had $20.4 million of cash and cash equivalents at September 30, 2012, compared to $26.5 million at December 31, 2011.  Total debt and capital lease obligations decreased to $36.1 million at September 30, 2012 from $36.5 million at December 31, 2011.  Stockholders’ equity decreased to $211.1 million at September 30, 2012 from $239.0 million at December 31, 2011.

Starts and Population

	Three Months Ended
	September 30,
	2012	2011	Change

Student starts - excluding short programs	7,067	8,482	-16.7%
Average population - excluding short programs	18,233	22,712	-19.7%
End of period population - excluding short programs	19,028	22,526	-15.5%

Student starts - short programs	592	-	100.0%
End of period Population - short programs	536	-	100.0%

Average Population Mix by Vertical

	Three Months Ended
	September 30,
	2012	2011

Automotive	38.7%	36.3%
Health sciences	34.4%	35.4%
Skilled trades	11.7%	10.5%
Hospitality services	9.2%	9.9%
Business & IT	6.0%	7.9%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 800-299-7928 (domestic) or 617-614-3926 (international) and citing code 21515246. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 91215889.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 46 campuses and 5 training sites in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of September 30, 2012, 19,028 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2011.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

REVENUE	$104,144	$123,482	$309,380	$397,064
COSTS AND EXPENSES:
Educational services and facilities	51,569	57,419	153,148	171,054
Selling, general and administrative	53,282	60,732	165,486	192,858
Loss (gain) on sale of assets	8	(3)	(32)	5
Impairment of goodwill and long-lived assets	-	10,377	23,683	10,377
School closing costs	1,746	-	1,746	-
Total costs & expenses	106,605	128,525	344,031	374,294
OPERATING (LOSS) INCOME	(2,461)	(5,043)	(34,651)	22,770
OTHER:
Interest income	-	2	2	8
Interest expense	(1,051)	(1,091)	(3,412)	(3,277)
Other income	3	4	14	17
(LOSS) INCOME BEFORE INCOME TAXES	(3,509)	(6,128)	(38,047)	19,518
(BENEFIT) PROVISION FOR INCOME TAXES	(2,025)	(2,202)	(12,800)	8,158
NET (LOSS) INCOME	$(1,484)	$(3,926)	$(25,247)	$11,360
Basic
Net (loss) income per share	$(0.07)	$(0.18)	$(1.14)	$0.52
Diluted
Net (loss) income per share	$(0.07)	$(0.18)	$(1.14)	$0.51
Weighted average number of common shares outstanding:
Basic	22,195	22,045	22,172	21,996
Diluted	22,195	22,045	22,172	22,153

Other data:

Adjusted EBITDA (1)	$4,008	$12,919	$9,495	$54,433
Depreciation and amortization	$6,466	$7,581	$20,449	$21,269
Number of campuses/training sites	51	46	51	46
Average enrollment	18,233	22,712	18,778	25,291
Stock-based compensation	$611	$613	$2,608	$2,742
Net cash provided by operating activities	$4,135	$8,024	$8,101	$27,173
Net cash used in investing activities	$(1,990)	$(6,785)	$(8,169)	$(30,121)
Net cash used in financing activities	$(1,710)	$(5,397)	$(6,027)	$(36,914)

Selected Consolidated Balance Sheet Data:	September 30, 2012
(In thousands)	(Unaudited)

Cash and cash equivalents	$20,429
Current assets	73,491
Working capital	2,941
Total assets	333,928
Current liabilities	70,550
Long-term debt and capital lease obligations, including current portion	36,134
Total stockholders’ equity	211,111

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill.  EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)

	2012	2011	2012	2011

Net (loss) income	$(1,484)	$(3,926)	$(25,247)	$11,360
Interest expense, net	1,051	1,089	3,410	3,269
(Benefit) provision for income taxes	(2,025)	(2,202)	(12,800)	8,158
Depreciation and amortization	6,466	7,581	20,449	21,269
EBITDA	4,008	2,542	(14,188)	44,056
Impairment of goodwill and other long-lived assets	-	10,377	23,683	10,377
Adjusted EBITDA	$4,008	$12,919	$9,495	$54,433